Exhibit (h)(ix)

DEFICIENCY PAYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 22nd day of February, 2008, by and among FAF Advisors, Inc., a Delaware corporation (“FAF”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), and Baird Funds, Inc., a Wisconsin corporation (“Baird”).

WHEREAS, USBFS provides transfer agent, fund administration, fund accounting and other services to Baird.

WHEREAS, FAF provides securities lending services to Baird pursuant to a Securities Lending Agreement dated as of 2006 (the “Securities Lending Agreement”).

WHEREAS, under the Securities Lending Agreement, FAF enters into securities loans on behalf of certain series of Baird (the “Series”) and invests the cash received as collateral for the loans.

WHEREAS, FAF invested certain cash collateral received by the Series in $16,000,000 principal amount of secured liquidity notes issued by KKR Atlantic Funding Trust (the “KKR SLNs”).

WHEREAS, following a default under the program documents governing the KKR SLNs, the holders of the KKR SLNs negotiated a restructuring of such notes, which was completed on October 15, 2007 (the “Issuance Date”).

WHEREAS, in connection with this restructuring, Baird was issued new notes (the “New Notes”) with an aggregate principal amount of approximately $13,606,400 (reflecting principal payments prior to such issuance of approximately $2,393,600).

WHEREAS, the New Notes have a maturity date of March 13, 2008, with 50% of the principal amount of such notes subject to mandatory prepayment on February 15, 2008.

WHEREAS, the holders of the New Notes have entered into an Extension Amendment Agreement amending the mandatory prepayment date to March 3, 2008.

WHEREAS, in the event that all or a portion of the principal amount of the New Notes then due is not paid on March 3, 2008, and in certain other circumstances set forth in the program documents governing the New Notes, each holder of New Notes may elect to receive, in full payment for its New Notes, such holder’s pro rata share of the collateral underlying the New Notes (the “Collateral”).

WHEREAS, due to current liquidity conditions, the New Notes cannot be sold in the current market other than at a discount to their face value, and it is uncertain when or to what extent the market will recover.

WHEREAS, in consideration of their ongoing business relationships with Baird, FAF and USBFS wish to limit the potential loss to Baird resulting from the sale of the New Notes, Replacement Securities or Collateral to the extent set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Defined Terms

“Deficiency Amount” means the lower of (a) the Specified Cap as of the Realization Date and (b) the Realized Loss.

“Realization Date” means the date as of which all of the New Notes, Replacement Securities and/or Collateral have been liquidated for cash.

“Realized Loss” means the amount by which the sum of (a) all principal payments received on the New Notes, Replacement Securities and/or Collateral since the Issuance Date, plus (b) all cash received upon the liquidation of the New Notes, Replacement Securities and/or Collateral, is less than the sum of (x) the aggregate principal amount of the New Notes on the Issuance Date, plus (y) all accrued but unpaid interest on the New Notes or Replacement Securities, plus (z) if interest that has been paid or has accrued on any Replacement Securities is less than the amount that would have been payable on the New Notes for which such Replacement Securities were exchanged (the “Exchanged New Notes”) had the Exchanged New Notes paid interest at a rate equal to one-month LIBOR, then the difference between the interest actually paid or accrued on the Replacement Securities and the amount of interest that would have been paid or accrued during the relevant time period on the Exchanged New Notes using an interest rate equal to one-month LIBOR.

“Replacement Securities” means any notes or other securities issued to replace the New Notes.

“Specified Cap” means an amount which equals $1,140,000 as of the date of this Agreement and which increases on the last day of each month, beginning on February 29, 2008 and ending on the earlier of December 31, 2008 or the last day of the month prior to the Realization Date, by the lesser of $140,000 or the aggregate amount of fees payable during such month by Baird (a) to FAF for services under the Securities Lending Agreement, (b) to USBFS for services rendered to Baird by USBFS and (c) to U.S. Bank National Bank (“U.S. Bank”) for custody services rendered to Baird by U.S. Bank..  In any event, the Specified Cap shall not exceed $2,680,000 (initial amount of $1,140,000 plus $140,000 per month for the remaining 11 months of 2008).

2.           Payment of Deficiency Amount

As soon as is practicable following the Realization Date, USBFS shall pay to Baird the Deficiency Amount.

3.           Sale of New Notes and Collateral

The parties acknowledge that FAF, as agent for the Series under the Securities Lending Agreement, has full discretion regarding (a) any exchange of New Notes for Replacement Securities or Collateral and (b) the sale of the New Notes, Replacement Securities and/or Collateral, including the timing of such sale or sales and the prices at which the New Notes, Replacement Securities and/or Collateral are sold.

4.           No Admission of Liability; No Compromise of Rights

(a) Baird acknowledges and agrees that (i) USBFS and FAF are entering into this Agreement to preserve the business relationships that such parties have with Baird and (ii) by entering into this Agreement, FAF and USBFS are not (x) admitting to any facts with respect to the purchase of the KKR SLNs or any liability with respect to such purchase under the Securities Lending Agreement or otherwise, (y) compromising any defenses that such parties might have under the Securities Lending Agreement or otherwise, or (z) creating any rights (other than the express rights contained in this Agreement) in addition to those that Baird might have under the Securities Lending Agreement.

(b)  FAF and USBFS acknowledge and agree that, by entering into this Agreement, Baird is not compromising any rights that it might have under the Securities Lending Agreement or otherwise with respect to the purchase of the KKR SLNs or any other related actions taken thereafter.

5.           Automatic Termination

This Agreement shall automatically terminate in the event that Baird terminates either (a) any agreement with USBFS under which USBFS provides to Baird transfer agent, fund administration, fund accounting or any other services, or (b) the Securities Lending Agreement.

6.           Amendment; Termination

This Agreement may not be amended except in a writing executed by the party against which such amendment is sought to be enforced.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.  Other than as set forth in Section 5 hereof, this Agreement may not be terminated except with the written consent of all of the parties hereto.

6.           Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties.

7.           Counterparts

This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

8.           Governing Law

The internal law, without regard to conflicts of laws principles, of the State of Wisconsin shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FAF ADVISORS, INC.

By _______________________________________
Its _______________________________________

U.S. BANCORP FUND SERVICES, LLC

By _______________________________________
Its _______________________________________

BAIRD FUNDS, INC.

By _______________________________________
Its _______________________________________

Exhibit (h)(ix)

AMENDMENT NO. 1 TO DEFICIENCY PAYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO DEFICIENCY PAYMENT AGREEMENT is made and entered into as of this 12th  day of March, 2008, by and among FAF Advisors, Inc., a Delaware corporation (“FAF”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), and Baird Funds, Inc., a Wisconsin corporation (“Baird”).

WHEREAS, the parties hereto previously entered into a Deficiency Payment Agreement dated February 22, 2008 (the “Deficiency Payment Agreement”), and all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Deficiency Payment Agreement;

WHEREAS, given significant recent declines in the value of the New Notes, the current amount of the Specified Cap is not sufficient to cover the difference between the current fair value of the New Notes and the par value of the New Notes; and

WHEREAS, the parties mutually desire to amend the Deficiency Payment Agreement to change the definition of Specified Cap as described herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definition of “Specified Cap”

The parties hereto agree to amend the definition of Specified Cap as set forth in Section 1 of the Deficiency Payment Agreement, so that it reads in its entirety as follows:

“Specified Cap” means an amount which equals $2,680,000.

2.           Continued Effect of Deficiency Payment Agreement

As amended pursuant to Section 1 above, the Deficiency Payment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

FAF ADVISORS, INC.

By _______________________________________
Its _______________________________________

U.S. BANCORP FUND SERVICES, LLC

By _______________________________________
Its _______________________________________

BAIRD FUNDS, INC.

By _______________________________________
Its _______________________________________